Healthcare Corporation of America Announces a Convertible Secured Financing of $2.950 Million

DENVILLE, N.J., June 3, 2014 /PRWeb/ — Healthcare Corporation of America (HCCA), (the "Company") today announced that it secured $2.95 million in new financing. The company closed on $2.2 million in new financing as well as securing an agreement to fund $750,000 in additional funding by June 15, 2014.

The Company issued three-year secured convertible debentures in the aggregate principal amount of $3.2 million, bearing interest at 10.0% per annum, and warrants to purchase approximately 64.3 million shares of the Company's common stock at an exercise price of $0.10 per share. The debentures are convertible at a price of $0.05 per share.

Of the $3.2 million of new debentures, $2.2 million was of new funding and $1.0 million was converted from the April 2014 bridge loan (principal plus accrued interest). Pursuant to the terms of the agreements, the Company can raise an additional approximately $2.1 million. In addition, the Company may convert up to $775,000 of accounts payable and other debt into securities having substantially the same terms and conditions as the terms of the new financing.

Concurrently with the new funding, the Company entered into an Amended and Restated Loan and Security Agreement with Partners For Growth III, L.P. ("PFG") pursuant to which the terms of its loan to the Company was revised such that, among other things, its $5.73 million promissory note (including accrued interest) was amended to be convertible at a price of $0.15 per share and the outstanding warrants to purchase 3.7 million shares were amended to be exercisable at $0.15 per share.

The Company will file a Form 8-K with the Securities and Exchange Commission that includes a detailed description of both the transaction with PFG and the new financing transaction. Access to the Current Report on Form 8-K will also be able to be found on the SEC section of the Company's website at www.HCCARX.com.

Chardan Capital Markets (www.chardancm.com) acted as the sole placement agent for the new financing transactions.

About Healthcare Corporation of America

Based in Denville, N.J., Healthcare Corporation of America's (HCCA) (www.hccarx.com) mission is to reduce prescription drug costs for clients while improving the quality of care for its members and their families. The Company is a proven industry leader that offers comprehensive Pharmacy Benefit Management (PBM) services to employers, unions, and third party administrators. The Company also provides innovative, proprietary 340BasicsSM software and turnkey solutions that enable real-time eligibility processing to help covered entities and hospitals improve their capture rate and manage all processes related to the Federal 340B Drug Discount Program. The Company’s deep industry expertise, unique clinical programs and innovative software and services facilitate our intensive auditing capabilities for both PBM and 340B programs for maximum financial savings, compliance, as well as improved quality of care for its clients and members.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risk that this new financing will be inadequate to ensure the continued operation and growth of the Company, the fact that the Company may be unable to raise additional working capital in the near term so as to allow for and support the Company’s continued operation, and those factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the company does not assume a duty to update these forward-looking statements.

CONTACT: Yoav M. Cohen, Interim CFO

Tel. 973 983 6300